SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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                                  Voxware, Inc.
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                (Name of Registrant as Specified in Its Charter)


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PRESS & MARKETING CONTACT:                                    INVESTOR CONTACT:

Steve Gerrard                                                 Nicholas Narlis
Voxware, Inc.                                                 Voxware, Inc.
609-514-4100 x4110                                            609-514-4100 x4111

PRINCETON,  NJ - - MAY 15, 2003 - Voxware,  Inc. (OTC: VOXW), a leading provider
                                                 -----------
of integrated voice-based solutions for logistics, announced the appointment of Don Cohen as Vice President of Research & Development. Cohen will direct Voxware's strategic engineering initiative to further its lead in the market for voice-powered solutions that optimize the activities of logistics workers.

"Don Cohen has long experience in bringing innovative technology to market in a way that solves practical business problems, and that is exactly where VoiceLogistics applications focus," said Dr. Bathsheba Malsheen, Voxware's President and CEO. "With 20 years experience in managing cutting-edge software product development, his experience will enable Voxware to increase its technology lead in the voice logistics market."

Cohen comes to Voxware from Princeton Softech, where he was a co-founder, CTO and Executive Vice President. Under his leadership, Princeton Softech delivered important products that effectively created two new market categories in the database arena that did not previously exist. He also served in senior management positions in the R&D organizations of Automated Data Processing
(ADP), Applied Data Research (ADR), and AT&T Bell Laboratories. Mr. Cohen holds a BS in Computer Science and Mathematics from SUNY, and a MS in Computer Science from Rutgers.

IMPORTANT  INFORMATION  AND WHERE TO FIND IT:

Voxware,  Inc. has filed a preliminary  proxy  statement with the Securities and
Exchange Commission relating to its Annual Meeting of Stockholders and the financing described in this release. Investors and stockholders are urged to read the proxy statement because it contains important information about Voxware, the financing described in this release, and related and other matters. Upon filing the definitive proxy statement, Voxware plans to send it to its stockholders to seek their approval of the financing described in this press release and such other matters as are set forth in the proxy statement for their approval. A copy of the proxy statement and other documents filed by Voxware with the SEC are available for no charge at the SEC's web site at http://www.sec.gov. Voxware's stockholders may also obtain the proxy statement and other documents without charge by directing a request to Voxware, Inc.,
Attention: Nicholas Narlis, 168 Franklin Corner Road, Lawrenceville, New Jersey 08648, Telephone: (609) 514-4100.

Voxware  and  its  directors  and  executive   officers  may  be  deemed  to  be
participants in the solicitation of proxies from Voxware's stockholders to authorize the financing. Information regarding Voxware's directors and executive officers is contained in Voxware's Annual Report

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on Form 10-K filed  with the SEC on  October  15,  2002.  As of April 15,  2003,
Voxware's directors and executive officers beneficially owned approximately (i) 1,585,619 shares (including issued and outstanding shares and shares underlying exercisable options and options that will become exercisable within 60 days of April 15, 2003) of Voxware's Common Stock, (ii) 205 shares of Voxware's Series C Convertible Preferred Stock (convertible into 1,633,466 shares of Voxware's Common Stock), and (iii) warrants to purchase 653,386 shares of Voxware's Common Stock at a per share exercise price of $0.1255.

The following holders of (i) 10% convertible debentures issued by Voxware on October 2, 2002, which are due on July 1, 2003, and/or (ii) equity interests in Voxware Europe, may be deemed to be participants in the solicitation: Creafund NV, Avvision BVBA, Eurl Val D'Auso, Wim Deneweth and BVBA Com(2)Wizards. The aggregate principal amount of such debentures is (euro)300.699,32.

The following holders of the Company's Series C Convertible Preferred Stock may be deemed to be participants in the solicitation: Mukesh Agarwal, Michael Ettinger, Yildiray Albayrak, Kenneth M. Finkel, Mark Wentworth Foster-Brown, William H. B. Hamill, Juergen C. H. Lemmermann, Sherri L. Meade, David B. Levi, Nicholas Narlis, Elliot S. Schwartz, Donald H. Siegel, Raymond E. Tropiano and Scott D. Turban. There are currently 1,795 shares of Series C Convertible
Preferred  Stock  issued  and   outstanding.

Please visit our web site at www.voxware.com for additional disclosures and further information.